Exhibit 10.3E

Execution Copy

June 12, 2013

Advanced Drainage Systems, Inc.

4640 Trueman Blvd.

Hilliard, OH 43026

Re:	Amendment No. 5 to Amended and Restated Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Private Shelf Agreement, dated as of September 24, 2010, as amended by that certain Amendment No. 1 to Amended and Restated Private Shelf Agreement dated December 12, 2011, Limited Waiver and Amendment No. 2 to Amended and Restated Private Shelf Agreement dated March 9, 2012, Amendment No. 3 to Amended and Restated Private Shelf Agreement dated March 30, 2012 and Amendment No. 4 to Amended and Restated Private Shelf Agreement dated April 26, 2013 (as so amended, the “Note Agreement”), between Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), on one hand, and Prudential Investment Management, Inc. (“Prudential”) and each other Prudential Affiliate as therein defined which becomes bound by certain provisions thereof as therein provided, on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

The Company has requested amendments to the Note Agreement as set forth below and Prudential and the holders of the Notes executing this letter are willing to agree to such amendments on the terms and conditions set forth herein. Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendments. From and after the Effective Date (as defined in Section 4 hereof) the parties hereto agree that the Note Agreement is amended as follows:

1.1. Clause (ii) of paragraph 3A is hereby amended and restated to read as follows:

“(ii) the Intercreditor Agreement;”

1.2. Clause (iv) of paragraph 3A is hereby amended and restated to read as follows:

“(iv) the Security Agreement;”

1.3. Clause (v) of paragraph 3A is hereby amended and restated to read as follows:

“(v) the Pledge Agreement;”

1.4. Clause (vi) of paragraph 3A is hereby amended and restated to read as follows:

“(vi) Intentionally Omitted;”

1.5. Paragraphs 5 and 6 of the Note Agreement are hereby amended and restated to read in their entirety as attached to this letter agreement as Annex I.

1.6. Clause (iii) of paragraph 7A is hereby amended and restated in its entirety to read as follows:

“(iii) the Company or any Transaction Party defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Transaction Party fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Transaction Party) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Transaction Party) shall occur and be continuing exceeds $50,000,000”

1.7. Clauses (vii), (viii), (ix) and (x) of paragraph 7A are hereby amended and restated in their entirety to read as follows:

“(vii) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due or the Transaction Parties and the Material Subsidiaries cease to be solvent on a consolidated basis; or

(viii) any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application described in clause (ix) of this paragraph 7A is filed, or any such case or proceedings described in clause (ix) of this paragraph 7A are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or”

1.8. Clauses (xii) and (xiii) of paragraph 7A are hereby amended and restated in their entirety to read as follows:

“(xii) any order, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary decreeing a split-up of the Company or such Material Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Material Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Material Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii) one or more final judgments in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) is rendered against the Company or any Material Subsidiary and either (a) enforcement proceedings have been commenced by any creditor upon any such judgment or (b) within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or”

1.9. Paragraph 8E is hereby amended and restated in its entirety to read as follows:

“8E. Title to Properties. The Company has and each of its Subsidiaries has good and indefeasible title to its respective material real properties (other than properties which it leases) and good title to all of its material other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by this Agreement. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.”

1.10. Paragraph 8R is hereby amended and restated in its entirety to read as follows:

“8R. Foreign Assets Control Regulations, Etc. (i) Neither the Company nor any Controlled Entity is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (b) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (1) any OFAC Listed Person or (2) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (c) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (a), clause (b) or clause (c), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(ii) No part of the proceeds from the sale of the Notes hereunder constitutes has or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (a) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (b) otherwise in violation of U.S. Economic Sanctions.

(iii) Neither the Company nor any Controlled Entity (a) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (b) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S.

Economic Sanctions violations, (c) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (d) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(iv) (1) Neither the Company nor any Controlled Entity (a) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (b) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (c) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (d) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (a) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (b) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (c) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder of a Note to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the Notes hereunder has or will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.”

1.11. Clauses (iv) and (v) of paragraph 9B are hereby amended and restated in their entireties to read as follows:

“(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or”

1.12. Paragraph 10B of the Note Agreement is hereby amended and restated to read in its entirety as attached to this letter agreement as Annex II.

1.13. Schedules 6B, 6C, 8A(1), 8G, 8K and 8Q to the Note Agreement are hereby amended and restated to read in their entirety as attached to this letter agreement as “Schedules 6B, 6C, 8A(1), 8G, 8K and 8Q, respectively; provided that, (i) Schedule 8A(1) shall be required to address only Domestic Subsidiaries, Canadian Subsidiaries and any other Subsidiary that is a borrower or co-obligor with the Company under, or is obligated under any Guaranty with respect to, any Indebtedness of the Company under the Credit Agreement, and (ii) Schedule 8Q shall be required to address only the Company and the Guarantors.

1.14. Schedules 6E and 6J to the Note Agreement are hereby deleted.

SECTION 2. Guarantor Release. Effective upon the Effective Date, (i) each of the Guarantors as of the date of this letter agreement other than Stormtech, LLC (the “Existing Guarantors”) under that certain Guaranty Agreement, dated as of September 24, 2010, made by the Guarantors in favor of Prudential and the holders of the Notes (the “Existing Guaranty”), is hereby released from the Existing Guaranty and from the Intercompany Subordination Agreement, dated as of September 24, 2010, by and among the Company, each of the Guarantors and Prudential (the “Existing Intercompany Subordination Agreement”), (ii) each of the Existing Guaranty and the Existing Intercompany Subordination Agreement is terminated with respect to each Existing Guarantor and (iii) the holders of the Notes direct the Collateral Agent to release any and all Collateral pledged by such Existing Guarantor under the Collateral Documents. For the avoidance of doubt, Stormtech LLC is not released from the Existing Guaranty nor the Existing Intercompany Subordination Agreement, the Company is not released for the Existing Intercompany Agreement, the Existing Guaranty is not terminated as to Stormtech LLC and the Existing Intercompany Subordination Agreement is not terminated as to the Company or Stormtech LLC.

SECTION 3. Representations and Warranties. The Company represents and warrants to Prudential and each holder of a Note that (i) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate action on behalf of the Company and each Guarantor, (ii) this letter agreement has been executed and delivered by a duly authorized officer of the Company and each Guarantor, (iii) the Company and each Guarantor has obtained all authorizations, consents, and approval necessary for the execution, delivery and performance of this letter agreement and such authorizations, consents and approval are in full force and effect and (iv) after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date and except that the representation and warranty set forth in: (1) paragraph 8D shall be interpreted to be addressing only the Company and its Material Subsidiaries, (2) paragraph 8F shall be interpreted to be addressing only the Company and its Material Subsidiaries and (3) paragraph 8Q shall be interpreted to be addressing only the Company and the Guarantors, (b) no Event of Default or Default exists, and (c) neither the Company nor any Subsidiary has paid or agreed to pay, and the Company and its Subsidiaries will not pay or agree to pay, any other fees or other consideration to the Bank Agent or any Bank (other than the legal fees paid to counsel for the Banks and Bank Agent) for or with respect to the amendment and restatement to each of the Credit Agreement or the Mexicana Credit Agreement referred to in Section 4.2 below other than as expressly set forth therein or otherwise executed by the Banks and the Company in connection therewith.

SECTION 4. Conditions Precedent. The amendments in Section 1 of this letter agreement shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

4.1. Documents. Prudential and each holder of a Note shall have received original counterparts of this letter agreement executed by Prudential, the Required Holders, the Company and each Guarantor.

4.2. Credit Agreement and Mexicana Credit Agreement. Prudential and each holder of a Note shall have received an executed copy of each of the Credit Agreement (as defined in the Note Agreement as amended by this letter) and the Mexicana Credit Agreement (as defined in the Note Agreement as amended by this letter) in form and substance consistent with the terms set forth herein and satisfactory to Prudential and the Required Holders.

4.3. Intercreditor Agreement and Collateral Documents Prudential and each holder of a Note shall have received an executed copy of each of the Intercreditor Agreement, Security Agreement and Pledge Agreement in form and substance satisfactory to Prudential and the Required Holders.

4.4. Material Adverse Effect. Since March 31, 2013, no event causing a Material Adverse Effect shall have occurred with respect to the Company and its Subsidiaries taken as a whole.

4.5. Fees of Special Counsel to Prudential. All reasonable and documented fees, charges and disbursements of counsel to Prudential and the holders of the Notes to the extent invoiced on or prior to the Effective Date shall have been paid (which shall be paid directly to such counsel).

4.6. Lien Search. Prudential and each holder of a Note shall have received a Lien search in acceptable scope and with acceptable results, showing no Liens other than Permitted Liens.

4.7. Amendment Fee. Each holder of a Note shall have received payment of the amendment fee referred to in Section 6.

4.8 Representations. All statements set forth in Section 3 shall be true and correct as of the Effective Date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

4.9. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter agreement shall be satisfactory to Prudential and each holder of a Note and its counsel, and Prudential and each holder of a Note shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 5. Reference to and Effect on Note Agreement; Ratification of Note Agreement. Upon the effectiveness of the amendments to the Note Agreement made in this letter agreement, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any holder of a Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or Note at any time. Nothing contained in this letter agreement shall be construed as a course of dealing or other implication that Prudential and any holder of a Note has agreed to or is prepared to grant any consents or agree to any amendments to the Note Agreement or any Note in the future, whether or not under similar circumstances.

SECTION 6. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of a Note, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or such holder of a Note in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of Company under this Section 6 shall survive transfer by any holder of a Note of any Note and payment of any Note.

SECTION 7. Amendment Fee. In consideration of the execution and delivery of this Letter by the holders of the Notes, the Company agrees to pay each of the holders of the Notes an amendment fee in the aggregate amount for all such holders equal to $75,000, payable to each such holder pro rata in proportion to the outstanding principal amount of the Notes held by such holder. The amendment fee shall be paid in the same manner and to the same accounts as for payments of interest pursuant to the Note Agreement.

SECTION 8. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 9. Reaffirmation. Each Guarantor hereby consents to the foregoing amendment to the Note Agreement and hereby ratifies and reaffirms all of their payment and performance obligations, contingent or otherwise, under the Guaranty Agreement after giving effect to such amendment. Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendment, that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guarantied Obligations (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement or any of the Shelf Notes, as the same are amended by this letter agreement.

SECTION 10. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter by facsimile shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Very Truly Yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ David Quackenbush
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ David Quackenbush
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ David Quackenbush
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ David Quackenbush
Assistant Vice President

AMENDMENT NO. 5 TO AMENDED AND RESTATED PRIVATE SHELF AGREEMENT

Accepted and Agreed:

COMPANY:

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Secretary, Executive Vice President,
Treasurer and Chief Financial Officer

GUARANTORS:

STORMTECH LLC

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Secretary and Treasurer

AMENDMENT NO. 5 TO AMENDED AND RESTATED PRIVATE SHELF AGREEMENT

ANNEX I

5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows (and, for the purposes of paragraph 5A, ADS Mexicana, S.A. de C.V. shall be deemed a Subsidiary if and while it is permitted under generally accepted accounting principles to be Consolidated with the Company):

5A. Financial Statements. The Company covenants that it will deliver to each Significant Holder in duplicate:

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of stockholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, as to the consolidated statements, accompanied by an unqualified opinion thereon of Deloitte & Touche or such other independent public accountants of recognized national standing selected by the Company and acceptable to the Required Holder(s), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows and have been prepared in accordance with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in such circumstances, and shall be without limitation as to the scope of the audit, and, as to the consolidating statements, certified by an authorized financial officer of the Company;

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv) Intentionally Omitted;

(v) promptly upon a Responsible Officer of the Company becoming aware thereof, written notice if: (a) any obligation (other than an obligation under this Agreement) of the Company or any Material Subsidiary for Indebtedness is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, or (b) the holder of any note (other than the Notes), or other evidence of indebtedness, certificate or security evidencing any such obligation, or any obligee with respect to any other debt of the Company or any Material Subsidiary, declares such obligation due and payable prior to its stated maturity;

(vi) promptly upon a Responsible Officer of the Company becoming aware thereof, written notice of: (a) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any governmental body which may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, including with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (b) any lapse or other termination of any license, permit, franchise or other authorization issued to the Company or any Subsidiary by any governmental body, which lapse or termination may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, (c) any refusal by any governmental body to renew or extend any such license, permit, franchise or other authorization which refusal may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, and (d) any dispute between the Company or any Subsidiary and any governmental body or Person which may have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole;

(vii) promptly upon a Responsible Officer of the Company becoming aware thereof, written notice in the event that (a) the Company or any Subsidiary shall fail to make any payments when due and payable under any Plan, or (b) the Company or any Subsidiary shall receive notice from the Internal Revenue Service or the Department of Labor that the Company or such Subsidiary shall have failed to meet the minimum funding requirements of any Plan, including therewith a copy of such notice, or (c) the Company or any Subsidiary or any member of the controlled group has given or is required to give notice to the PBGC of any “reportable event” (as defined in section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event;

(viii) by April 15th of each year, a projected balance sheet, income statement and cash flow statement for each quarter of the fiscal year beginning April 1st of such year.

(ix) within 270 days after the close of each fiscal year, a statement of the unfunded liabilities of each Plan, if any Plan is in existence, certified as correct by an actuary enrolled under ERISA;

(x) promptly, and in any event within 10 days after a Responsible Officer of the Company becomes aware of, any Reportable Event has occurred with respect to any Plan, a statement, signed by the Senior Vice President-Finance or Chief Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto;

(xi) promptly, and in any event within 10 days after a Responsible Officer of the Company becomes aware of the Company’s receipt thereof, a copy of (i) any notice or claim to the effect that the Company or any Subsidiary is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries which liability if established would be reasonably likely to result in a Material Adverse Effect, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any Subsidiary which liability if established would be reasonably likely to result in a Material Adverse Effect;

(xii) promptly upon their becoming available, one copy of each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Material Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability); and

(xiii) simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Bank Agent or the Banks under the Credit Agreement, excluding routine borrowing requests;

(xiv) promptly upon the occurrence of a Reportable Compliance Event; and

(xv) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as the Required Holders may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A(1), 6A(2), 6B, 6C, 6E, 6F, 6H and 6P and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B. Information Required by Rule 144A. Upon the request of any holder of a Note, provide such holder of a Note, and any qualified institutional buyer designated by such holder of a Note, such financial and other information as such holder of a Note may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A.

5C. Inspection of Property. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Material Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Material Subsidiaries with any such Person), provided, the Company shall have been given an opportunity to have a Responsible Officer of the Company to be present for such discussions, all at such reasonable times and as often as such Significant Holder may reasonably request.

5D. Covenant to Secure Notes Equally. The Company covenants that, if it or any Material Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6C.

5E. Compliance with Law. The Company covenants that it will, and will cause each of its Material Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in full force and effect all licenses, certificates, permits, franchises, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or governmental bodies having jurisdiction over the Company and its Material Subsidiaries or any of their respective properties necessary to the ownership, operation or maintenance of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in full force and effect such licenses, certificates, permits, franchises, operating rights and other authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F. Maintenance of Insurance. The Company covenants that it will, and will cause each of its Material Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or similar and similarly situated business. The Collateral Agent shall be named as loss payee on all property insurance policies, and the Collateral Agent and all holders of Notes shall be named as additional insureds on all liability insurance policies, obtained or maintained by or on behalf of the Company or any of its Material Subsidiaries. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days prior written notice to the Collateral Agent and the holders of the Notes in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interests of the Collateral Agent and the holders of the Notes shall not be impaired or invalidated by any act or neglect the Company or any of its Material Subsidiaries. If the Company fails to provide and pay for such insurance, the Collateral Agent or any holder of any Notes may, at its option, but shall not be required to, procure the same and charge the Company therefor.

5G. Maintenance of Properties. The Company covenants that it will, and will cause each of its Material Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph 5G shall not prevent the Company or any Material Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5H. Payment of Taxes. The Company covenants that it will, and will cause each of its Material Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, and to pay and discharge all amounts payable for work, labor and materials, in each case to the extent such taxes, assessments, charges, levies and amounts payable have become due and payable and before they have become delinquent, provided that neither the Company nor any Material Subsidiary need pay any such tax, assessment, charge, levy or amount payable if (i) the amount, applicability or validity thereof is being actively contested by the Company or such Material Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Material Subsidiary has established adequate reserves therefor in accordance with generally accepted accounting principles on the books of the Company or such Material Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and amounts payable in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5I. Corporate Existence. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to paragraph 6D, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Material Subsidiaries (unless merged in a transaction permitted under paragraph 6G), unless the termination of or failure to preserve and keep in full force and effect such corporate existence, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J. Lines of Business. The Company covenants that it will not, and it will not permit any of its Domestic Subsidiaries and Canadian Subsidiaries of the Company to, engage in any business if, as a result thereof, the general nature of the businesses of the Company and its Domestic Subsidiaries and Canadian Subsidiaries, taken as a whole, would be substantially changed from the businesses of the Company and its Domestic Subsidiaries and Canadian Subsidiaries as conducted as of the date of this Agreement.

5K. Subsequent Guarantors. If any Person that is not then party to the Guaranty Agreement at any time becomes a co-borrower or co-obligor with the Company under, or is obligated under a Guarantee with respect to, any Indebtedness of the Company under the Primary Working Capital Facility or any other Material Indebtedness Agreement, then the Company shall cause such Person at such time to execute and deliver to Prudential and the holders of the Notes a joinder to the Guaranty Agreement in the form attached as Exhibit A to the Guaranty Agreement, accompanied by a certificate of the Secretary or Assistant Secretary of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such joinder to the Guaranty Agreement and incumbency and specimen signatures of the officers of such Person executing such documents and such instruments and documents as Prudential or the Required Holder(s) shall request in connection therewith and an opinion of counsel in form and substance acceptable to Prudential and the Required Holder(s) as to the enforceability of the Guaranty Agreement against such Person.

5L. Deliveries; Further Assurances. Subject to any applicable terms of the Intercreditor Agreement, the Company covenants to, and to cause each Guarantor to, at its sole expense, promptly execute and deliver, or cause to be executed and delivered, to the holders of the Notes or the Collateral Agent, in due form for filing or recording (the Company hereby agrees to pay the cost of filing or recording the same (including without limitation any and all filing fees and recording taxes)) in all public offices necessary or deemed necessary by the Required Holder(s) or the Collateral Agent, such collateral assignments, security agreements, pledge agreements, warehouse receipts, bailee letters, consents, waivers, financing statements and other instruments and documents, and do such other acts and things, including, without limitation, all acts and things as the Required Holder(s) or the Collateral Agent may from time to time reasonably request, to establish and maintain to the satisfaction of the Required Holder(s) and the Collateral Agent a valid and perfected first priority security interest in favor of the Collateral Agent in all of the present and/or future Collateral free of all other Liens whatsoever (subject only to the Liens permitted by paragraph 6C), and to deliver to the Collateral Agent or the holders of the Notes such certificates, documents, instruments and opinions in connection therewith as may be reasonably requested by the Collateral Agent or the Required Holder(s), each in form and substance reasonably satisfactory to the Collateral Agent and the Required Holder(s).

5M. Excess Leverage Fee. If the Leverage Ratio as of the end of any fiscal quarter is greater than 3.00 to 1.00, then, in addition to accruing interest on the Notes, the Company agrees to pay each holder of a Note a fee (the “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such fiscal quarter at a rate per annum of 2.00%. The Excess Leverage Fee with respect to each Note for any fiscal quarter shall be calculated on a rate per annum on the same basis as interest on such Note is calculated and shall be paid in arrears on the 45th day after the end of such fiscal quarter. The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default. If for any reason the Company fails to deliver the financial statements required by paragraph 5A hereof for a fiscal quarter by the date the Excess Leverage Fee, if any, would be payable for such fiscal quarter, the an Excess Leverage Fee shall be payable for such fiscal quarter.

6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

6A. Financial Covenants.

6A(1). Minimum Fixed Charge Coverage Ratio. The Company covenants that it will not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 1.25 to 1.00.

6A(2). Maximum Leverage Ratio. The Company covenants that it will not permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed 4.00 to 1.00:

6B. Borrowing. The Company covenants that it will not, and will not permit any Material Subsidiary to, create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i)	Indebtedness under this Agreement or any Note;

(ii)	Existing Indebtedness as set forth on Schedule 6B, including extensions, renewals or Permitted Refinancing thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 6B;

(iii)	Indebtedness of the Company and its Domestic Subsidiaries with respect to Purchase Money Security Interests and capitalized leases as and to the extent permitted under clause (viii) or clause (xx) of the definition of Permitted Lien with respect to the aggregate amount of unpaid principal loans and deferred payments (including, without limitation, imputed principal under capitalized leases);

(iv)	(a) The Required Interest Rate Hedge (as defined in paragraph 5M of this Agreement prior to Amendment No. 5 to this Agreement), (b) any other Interest Rate Hedge approved by the Required Holders; or (c) any other Indebtedness under any Other Lender Provided Financial Services Product or under any currency swap or hedging arrangement or commodity hedging arrangement approved in writing by the Required Holders; provided, however, the Intercreditor Agreement shall be in full force and effect with respect thereto;

(v)	Indebtedness under the Credit Agreement and the Mexican Credit Agreement in an aggregate outstanding principal amount not to exceed $487,000,000;

(vi)	Indebtedness of a Transaction Party to another Transaction Party which is subordinated pursuant to the Intercompany Subordination Agreement; and Indebtedness of a Transaction Party owing to a Subsidiary which is not a Transaction Party and which is subordinated on terms and conditions reasonably satisfactory to the Required Holders;

(vii)	Indebtedness secured by a Lien on real property, improvements to real property and fixtures permitted under clause (xix) of the definition of Permitted Liens;

(viii)	Indebtedness secured by a Lien permitted under clause (xx) of the definition of Permitted Liens with respect to Permitted Acquisitions;

(ix)	Indebtedness that is subordinated in right of payment to the payment of the Notes on terms and conditions acceptable to Required Holders;

(x)	Guaranties permitted under paragraph 6D;

(xi)	Indebtedness for employer contributions to the ESOP not in excess of limitations set forth in Section 404 of the Code;

(xii)	Indebtedness arising under the Company’s stock repurchase liability under the ESOP;

(xiii)	unsecured Indebtedness that (A) matures after, and does not require any scheduled amortization or other scheduled amortizations or other scheduled payments of principal prior to the latest maturity date of any outstanding Notes (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (B) hereof), and (B) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Company than the terms and conditions customary at the time for high-yield debt securities issued in a public offering (or if applicable, high-yield subordinated debt securities so issued); provided, however, that both immediately prior and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) the Company shall be in compliance with the covenants set forth in paragraph 6A(1) and paragraph 6A(2); and provided further that the Company shall make an offer to prepay the Notes from the proceeds of such unsecured Indebtedness in accordance with paragraph 4G above; and

(xiv)	other unsecured Indebtedness in an aggregate amount not to exceed $50,000,000.

6C. Liens; Lien Covenants. The Company covenants that it will not, and will not permit any Material Subsidiary to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

6D. Guaranties. The Company covenants that it will not, and will not permit any Material Subsidiary to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:

(i)	Guaranties of Indebtedness or any other obligations or liabilities of the Transaction Parties or their Subsidiaries permitted hereunder;

(ii)	Guaranties executed in connection with the Mexicana Credit Facility;

(iii)	Guaranties by Subsidiaries that are not Transaction Parties of the Indebtedness of other Subsidiaries or Joint Ventures;

(iv)	Guaranties by any Transaction Party of Indebtedness owing by any Joint Venture in an amount not to exceed, when taken together with any investment permitted pursuant to paragraph 6E(viii), $25,000,000 in any fiscal year; and

(v)	the Guaranties specified on Schedule 6D.

6E. Loans and Investments. The Company covenants that it will not, and will not permit any Material Subsidiary to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)	Trade credit extended on usual and customary terms in the ordinary course of business;

(ii)	Advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)	Permitted Investments;

(iv)	Loans and advances to, investments and interests in, and capital contributions to Persons (including Joint Ventures) other than Transaction Parties and Material Subsidiaries thereof not exceeding $100,000,000 outstanding at any time;

(v)	Loans and advances to, such investments and interests in, and capital contributions to, Transaction Parties and Material Subsidiaries thereof;

(vi)	Transfer of certain assets to Foreign Subsidiaries permitted by paragraph 6H(x) in an amount not to exceed $15,000,000 in the aggregate;

(vii)	Investments in any interest rate swap, cap, collar or floor or other interest rate management instrument permitted under paragraph 6B(iv);

(viii)	Investments acquired by a Transaction Party or any Material Subsidiary thereof: (A) in exchange for any other investment held by such Transaction Party or Material Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (B) as a result of a foreclosure by such Transaction Party or Material Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(ix)	advances to a Foreign Subsidiary consisting of raw materials purchased for consumption or processing in the ordinary course of business and otherwise permitted by paragraph 6I; and

(x)	Permitted Acquisitions, and loans and advances to, and investments and interest in, third Persons by any Person which are outstanding at the time such Person becomes a Subsidiary of any Transaction Party or a Material Subsidiary thereof as a result of a Permitted Acquisition, but not any increase in the amount thereof.

6F. Capital Distributions. The Company covenants that it will not permit any of its Domestic or Canadian Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Capital Distribution of any nature (whether in cash, property, securities or otherwise), except as follows:

(i)	any Transaction Party may make a Capital Distribution to another Transaction Party;

(ii)	any Domestic Subsidiary may make a Capital Distribution at any time to its parent company or a Transaction Party;

(iii)	any Canadian Subsidiary may make a Capital Distribution to its parent company or a Transaction Party;

(iv)	so long as prior to and immediately after giving effect to such Capital Distribution no Default or Event of Default has occurred and is continuing the Company may make Capital Distributions if the Company’s pro forma Leverage Ratio is less than 3.00 to 1.00: provided that if the Company’s pro forma Leverage Ratio is greater than 3:00 to 1:00, such Capital Distributions shall not exceed $50,000,000 in any fiscal year;

(v)	as long as no Event of Default exists, the Company may make Capital Distributions to repurchase stock as required by the ESOP; provided, however, that (i) if an Event of Default exists, the Company may make Capital Distributions to the extent necessary in order to satisfy its payment requirements under Code Section 409(h)(5) and (6) with respect to put options (within the meaning of Section 409(h) of the Code) exercised by ESOP participants and their beneficiaries and (ii) any such Capital Distributions shall be made in cash only to the extent necessary to comply with said provisions of the Code.

6G. Liquidations, Mergers, Consolidations, Acquisitions. The Company covenants that it will not, and will not permit any Material Subsidiary to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, except:

(i)	any Transaction Party other than the Company may consolidate or merge into another Transaction Party;

(ii)	any Subsidiary of a Transaction Party may be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Transaction Party;

(iii)	any Subsidiary of a Transaction Party may merge into its parent;

(iv)	any Subsidiary that is not a Transaction Party may merge into any other Subsidiary that is not a Transaction Party;

(v)	any Transaction Party may acquire, whether by merger or by purchase, lease or otherwise, (a) of not less than ninety percent (90%) of the equity interests of another Person or (b) all or substantially all of the assets of another Person or of a business or division of another Person (each, a “Permitted Acquisition”), provided that each of the following requirements is met:

(1)	if such Transaction Party is acquiring the equity interests in such Person and such Person will be a Domestic Subsidiary and constitute a Material Subsidiary upon the consummation of the Permitted Acquisition, such Person shall execute within thirty days after such Permitted Acquisition a Guaranty Agreement or a joinder to the Guaranty Agreement;

(2)	the Transaction Parties or such Person, if such Person will be a Domestic Subsidiary and constitute a Material Subsidiary upon the consummation of the Permitted Acquisition, as applicable, shall grant Liens which can be created and perfected by the filing of financing statements in the assets of such Person or acquired from such Person and otherwise comply with paragraph 5L within thirty (30) days the date of such Permitted Acquisition;

(3)	the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Transaction Parties shall use any portion of the Notes to fund such Permitted Acquisition, the Transaction Parties also shall have delivered to the holders of the Notes written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(4)	the business or assets acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be reasonably related to as one or more line or lines of business conducted by the Transaction Parties and shall comply with paragraph 6K;

(5)	no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(6)	the Company shall demonstrate that it shall be in compliance with the covenants contained in paragraphs 6A(1) and 6A(2) hereof immediately after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition); and

(7)	the aggregate consideration for all Permitted Acquisitions shall not exceed $50,000,000 in any fiscal year of the Company if on a pro forma basis the Company’s Leverage Ratio is greater than 3.00 to 1.00 at the time of such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition).

6H. Disposition of Assets or Subsidiaries. The Company covenants that it will not, and will not permit any Material Subsidiary to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Transaction Party), except:

(i)	transactions involving the sale of inventory in the ordinary course of business;

(ii)	any disposal of damaged, obsolete, worn out or surplus assets or any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Transaction Party’s or such Subsidiary’s business;

(iii)	any sale, transfer or lease of assets by any Transaction Party or any Subsidiary of any Transaction Party to another Transaction Party;

(iv)	any sale, transfer or lease of assets by a Material Subsidiary that is not a Transaction Party to another Material Subsidiary

(v)	any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased; provided such substitute assets are subject to the Collateral Agent’s Prior Security Interest;

(vi)	if any disposition of real property to a governmental authority results in net cash proceeds after payment of related expenses the Company shall have made an offer to prepay Notes in accordance with the provisions of paragraph 4G above;

(vii)	the abandonment, cancellation or other disposition of intellectual property that is not material or is no longer used or useful in any material respect in the operation of the Company and the Transaction Parties;

(viii)	the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(ix)	any sale, transfer or other disposition of equipment to a Foreign Subsidiary which equipment is not being used or necessary in the operations of the Transaction Parties in the good faith reasonable judgment of the Company; or

(x)	any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (ix) above so long as (a) the Company has made an offer to prepay the Notes from the net cash proceeds (as reasonably estimated by the Company) thereof in accordance with paragraph 4E above, (b) the aggregate book value of such assets sold, leased, transferred or otherwise disposed of in any fiscal year (other than those specifically excepted pursuant to clauses (i) through (viii) above) does not exceed 10% of the total consolidated assets of the Company and its Subsidiaries at the end of the immediately preceding fiscal year and (c) the aggregate book value of all such assets sold, leased, transferred or disposed of after the date of this Agreement (other than those specifically excepted pursuant to clauses (i) through (ix) above) does not exceed 30% of the total consolidated assets of the Company and its Subsidiaries at the end of such preceding fiscal year.

6I. Affiliate Transactions. The Company covenants that it will not, and will not permit any Subsidiary to enter into or carry out any transaction with any Affiliate of any Transaction Party (including purchasing property or services from or selling property or services to any Affiliate of any Transaction Party or other Person) unless such transaction is not otherwise prohibited by this Agreement (including any intercompany transaction expressly permitted under this Agreement) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.

6J. Subsidiaries, Partnerships and Joint Ventures. The Company covenants that it will not, and will not permit any Material Subsidiary to, own or create directly or indirectly any Subsidiaries other than (i) any Domestic Subsidiary which is a Material Subsidiary which has joined the Guaranty Agreement; (ii) any Non-Material Subsidiary, (iii) any Foreign Subsidiary existing as of the date of this Agreement and any Foreign Subsidiary formed and funded with investments made as permitted by paragraph 6E or acquired after the date of this Agreement as permitted under paragraph 6E, (iv) any Domestic Subsidiary which is a Material Subsidiary acquired after the date of this Agreement as permitted under paragraph 6G(v) and (v) any Domestic Subsidiary which is a Material Subsidiary formed after the date of this Agreement which joins the Guaranty Agreement as a Guarantor by delivering to the Required Holders, within thirty (30) days after the formation thereof (a) a Guaranty Agreement or joinder to the Guaranty Agreement and (b) documents necessary to grant and perfect Prior Security Interests to the Collateral Agent for the benefit of the holders of the Notes in the equity interests of (or, as to CFCs, 65% of the equity interest of), and Collateral held by (to the extent such perfection can be obtained by filing UCC financing statements), such Subsidiary excluding the equity interests held in any Foreign Holding Company, provided that recourse under the Guaranty Agreement of any Foreign Holding Company shall be limited to the Collateral pledged to secure such Guaranty Agreement.

6K. Continuation or Change in Business. The Company covenants that it will not permit any Domestic Subsidiary or Canadian Subsidiary to engage in any business other than the manufacture, sale and distribution of corrugated polyethylene, polypropylene and concrete pipe, storm and septic chambers, drainage structures and other related water drainage and water filtration products, and businesses which are related, supplemental or complementary thereto. Each Foreign Holding Company shall not engage in any business or operations or acquire any assets or incur any liabilities other than: (i) holding the ownership interests of one or more CFC’s, and (ii) such other activities as are required or prudent in connection with the maintenance of good standing and administration of such Transaction Party.

6L. Fiscal Period. The Company covenants that it will not change its fiscal year from the twelve-month period beginning April 1st and ending March 31st.

6M. Issuance of Stock. The Company covenants that it will not, and will not permit any of its Domestic Subsidiaries or Canadian Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof to the extent that the such issued shares, options, warrants and other rights are required to be Collateral, unless such shares, options, warrants and other rights are pledged to the Collateral Agent pursuant to the terms of the Pledge Agreement and only to the extent required by paragraph 6J; provided however, the foregoing restriction shall not apply to the issuance of additional shares of capital stock of the Company, or options, warrants or other rights in respect thereof, so long as such issuance does not result in a Change of Control.

6N. Changes in Organizational Documents. The Company will not, and will not permit any of its Material Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents which change would be reasonably likely to be materially adverse to the holders of the Notes, without obtaining the prior written consent of the Required Holders.

6O. Real Property. The Company covenants that it will not, and will not permit any of its Material Subsidiaries to, grant any Liens on any fee or leasehold interest in real property owned or held by such Transaction Party or Material Subsidiary to any other Person other than Permitted Liens.

6P. Intentionally Omitted

6R. Terrorism Sanctions Regulations. The Company covenants that it will not and will not permit any Controlled Entity to (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (ii) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of any of the Notes) with any Person if such investment, dealing or transaction (a) would cause any holder of a Note to be in violation of any law or regulation applicable to such holder, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (iii) engage, or permit any Affiliate of the Company or any Controlled Entity to engage, in any activity that could subject such Person or any holder of a Note to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

6S. Most Favored Lender. The Company covenants that if, on any date, it or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any Primary Working Capital Facility or any Material Indebtedness Agreement that contains, or amends any Primary Working Capital Facility or any Material Indebtedness Agreement to contain, one or more Additional Covenants or Additional Defaults, then on such date the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement, and the Company shall provide prompt written notice thereof to Prudential and the holders of the Notes of such event. The Company further covenants, upon the written request of the Required Holders, to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6S, but shall merely be for the convenience of the parties hereto; provided that, upon the subsequent elimination of such Additional Covenant or Additional Default and the Company providing notice thereof to Prudential and each holder of a Note, the same shall be deemed eliminated hereunder if (i) no Default or Event of Default then exists, (ii) such elimination of such

Additional Covenant or Additional Default shall not make this Agreement any less restrictive with respect to the Company and the Guarantors than as in effect on the date of this Agreement, as amended by any other amendments hereto, other than as a result of such Additional Covenant or Additional Default and (iii) if any fee or other compensation is paid to any person in respect of such elimination of such Additional Covenant or Additional Default, the Company shall pay each holder of a Note such fee or compensation on a ratable basis relative to the then outstanding aggregate principal amounts of the Notes. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing (x) the amendment of this Agreement to include such Additional Covenants and Additional Defaults or (y) the elimination of such Additional Covenants and Additional Defaults, as applicable, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6S, but shall merely be for the convenience of the parties hereto.

6T. Certain Subordination Agreements. The Company covenants that it will not , and will not permit any Subsidiary to, incur any Indebtedness that has the benefit of any subordination or standstill provisions relative to the Put Right unless the holders of the Notes have received an agreement providing the holders of the Notes with the benefit of the same subordination and/or standstill provisions.

ANNEX II

10B. Other Terms.

“Acceptance” shall have the meaning given in paragraph 2A(5) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2A(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2A(4), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in paragraph 2A(5) hereof.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of any Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” shall mean any provision contained in the Primary Working Capital Facility or any Material Indebtedness Agreement which permits the holder or holders of the Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase any such Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of any Indebtedness under the Primary Working Capital Facility or any Material Indebtedness Agreement (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Affiliate” shall mean (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person, except a Subsidiary of the Company shall not be an Affiliate of the Company, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager. A Person shall be deemed to control a corporation or other entity if such Person owns 10% or more of any class of voting securities of such corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Amended By-Laws” shall mean the Amended and Restated By-Laws of Advanced Drainage Systems, Inc., to be dated as of the initial Closing Day, a copy of which has been provided to Prudential.

“Amendment No. 5 Transactions” shall mean the transactions contemplated by Amendment No. 5 to Amended and Restated Private Shelf Agreement dated June 12, 2013, including the facilities evidenced by the Credit Agreement and Mexicana Credit Agreement being made available to the Company.

“Anti-Corruption Laws” shall have the meaning given in paragraph 8R(iv) hereof.

“Anti-Money Laundering Laws” shall have the meaning given in paragraph 8R(iii) hereof.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced)

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in paragraph 2A(1) hereof.

“Bank Agent” shall mean PNC Bank, National Association as agent for the Banks under the Credit Agreement, and its successors and assigns in that capacity.

“Banks” shall mean PNC Bank, National Association, and the lenders from time to time party to the Credit Agreement, and their respective successors and assigns.

“Bankruptcy Law” shall have the meaning given in clause (viii) of paragraph 7A hereof.

“Blocked Person” shall have the meaning given in paragraph 8R(i).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2A(3) hereof only, a day on which Prudential is not open for business.

“Canadian Subsidiary” shall mean a Subsidiary that is organized or formed under the laws of Canada or any province thereof.

“Cancellation Date” shall have the meaning given in paragraph 2A(8)(iv) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2A(8)(iv) hereof.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of the Company or any Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of the Company or such Subsidiary) in respect of the Company’s or any Subsidiary’s capital stock or other equity interest.

“Capital Expenditures” shall mean the amount of capital expenditures of the Company and its Subsidiaries as determined on a consolidated basis and in accordance with GAAP.

“Capitalized Lease” shall mean any lease the obligations of the lessee under which constitute Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Cash Equivalents” shall mean, at any time, any of the following investments which are not subject to a Lien in favor of any Person other than the Collateral Agent: (i) Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000, (iii) commercial paper with a maturity of 270 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s Investors Services, Inc., (iv) repurchase agreements with institutions described in clause (ii) with respect to investments described in clause (i), (v) money market mutual funds or cash management trusts rated in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc. (and not rated other than in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc.) or investing solely in investments described in clauses (i) through (iv) above and (vi) in the case of Foreign Subsidiaries, Permitted Investments made locally of a type comparable to those described in clause (i) through (v) of this definition.

“CFC” shall mean a Controlled Foreign Corporation as such term is defined in Section 957 of the Code.

“Change of Control” shall mean (i) at any time prior to the creation of a Public Market Management, the ESOP, the Related Investor and their Permitted Transferees shall cease to have beneficial ownership of 50% or more of the Voting Stock of the Company (on a present, non-fully diluted basis and as adjusted for any stock splits, dividends or similar events), (ii) at any time prior to the creation of a Public Market, within a period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board; provided that, for purposes of subsection (i) above, a member of Management shall be deemed to have beneficial ownership of the Voting Stock of the Company as long as such member or Management or his/her Permitted Transferee has beneficial ownership of such Voting Stock of the Company; and (iii) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding the ESOP, Management, the Related Investor and their Permitted Transferees) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Voting Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Voting Stock of the Company on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);.

“CISADA” shall have the meaning given in paragraph 8R(i) hereof.

“Closing Day” shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the

“Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2A(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2A(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the collateral in which a Lien is granted to the Collateral Agent under any of the (i) Security Agreement or (ii) Pledge Agreement, which shall in any event not include: (v) equity interests in Domestic Subsidiaries which are Foreign Holding Companies, (w) any assets not located in the United States (other than assets which Liens against can be perfected against by the filing of a UCC financing statement), (x) any assets owned by a Foreign Subsidiary, (y) any right, title and interest of any Transaction Parties or Subsidiaries of the Transaction Parties in any fee or leasehold interest in real property, and (z) any right, title and interest of the Transaction Parties in, to and under the Fleet Leases and the equipment leased thereunder.

“Collateral Agent” shall mean PNC Bank, National Association, in its capacity as collateral agent under the Intercreditor Agreement, and its successor and assigns in that capacity.

“Collateral Documents” shall mean the Security Agreement and the Pledge Agreement.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of June 12, 2013, between the Company and the Banks, as amended, restated, supplemented or otherwise modified from time to time.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2A(5).

“Confirmation of Guaranty” shall have the meaning given in paragraph 3A(ii).

“Consolidated EBITDAE” for any period of determination shall mean, without duplication, (i) net income, plus, to the extent reducing net income, the sum, of amounts for (a) consolidated interest expense, (b) charges for federal, state, local and foreign income taxes, (c) total depreciation expense, (d) total amortization expense, (e) costs and expenses incurred in connection with the Amendment No. 5 Transactions in an aggregate amount not to exceed $2,100,000, (f) other non-cash charges reducing net income for such period, (g) ESOP Compensation, and (h) non-cash compensation related to stock options and restricted stock, minus (ii) non-cash gains increasing net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

For purposes of calculating Consolidated EBITDAE (a) with respect to a business acquired by the Transaction Parties or Subsidiaries thereof pursuant to a Permitted Acquisition, Consolidated EBITDAE shall be calculated on a pro forma basis (determined on a basis consistent with Article 11 or Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission), using historical numbers of any business so acquired, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business or assets liquidated, sold or disposed of by the Transaction Parties or Subsidiaries pursuant to paragraph 6H, Consolidated EBITDAE shall be calculated on a pro forma basis (determined on the basis stated above), using historical numbers of any business or assets so liquidated, sold or disposed of, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” shall mean any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Entity” means (i) the Company, all Subsidiaries of the Company, all Guarantors and pledgors of Collateral and (ii) each Person which, directly or indirectly, controls any Person described in clause (i) above. For purposes of this definition, “control” of a Person shall mean the direct or indirect (a) ownership of, or power to vote, 10% or more of any class of the voting or other equity interests of such Person or (b) power to direct or cause the direction of the management and policies of such Person whether by ownership of voting or other equity interests, contract or otherwise.

“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the rate of interest stated in such Note, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2A(8)(iii) hereof.

“Domestic Subsidiary” shall mean a Subsidiary that is organized or formed under the laws of the United States of America or any state thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“ESOP” shall mean the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan.

“ESOP Compensation” shall mean the non-cash charge portion of the ESOP compensation expense reflected in Company’s financial statements.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excess Leverage Fee” shall have the meaning given in paragraph 5M hereof.

“Existing Agreement” shall have the meaning given in the Introduction.

“Existing Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated May 28, 2009 by and among the Company, the Banks (as defined therein), National City Bank, as Administrative Agent, Issuing Bank and Sole Book Runner, JPMorgan Chase Bank, N.A., as Syndication Agent, and Fifth Third Bank and Citizens Bank of Pennsylvania, as Co-Documentation Agents.

“Existing Mexicana Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of May 28, 2009, by and among ADS Mexicana, S.A. de C.V., as borrower, the various financial institutions party thereto, and National City Bank, as agent.

“Facility” shall have the meaning given in paragraph 2A(1) hereof.

“Fixed Charge Coverage Ratio” shall mean for any period of determination, the ratio of (a) Consolidated EBITDAE for such period of determination, minus the amount of Capital Expenditures paid during such period of determination, minus cash income taxes paid during such period of determination, to (b) Fixed Charges for such period of determination. For the avoidance of doubt, any make-whole payment or yield maintenance payment required in connection with the prepayment of the Notes or any other Indebtedness after the initial Closing Day shall be included in the denominator of the foregoing ratio as a component of cash interest expense.

“Fixed Charges” shall mean for any period of determination the sum of (i) cash interest expense, plus (ii) scheduled principal payments on Indebtedness, plus (iii) such portion of Capital Distributions pursuant to the ESOP exceeding $10,000,000 during any fiscal year, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

“Fleet Leases” shall mean each of the equipment leases entered into by Transaction Parties in the ordinary course of business consistent with past practices with respect to leased trucks, trailers, cars, forklifts, and other rolling stock to the extent that such leases are operating leases and not capital leases.

“Foreign Holding Company” shall mean any Guarantor which has as its principal purpose the holding of ownership interest in one or more CFC’s and has no other material assets or operations, and shall include, as of the initial Closing Day, ADS Worldwide, Inc. and ADS International, Inc.

“Foreign Subsidiary” shall mean a Subsidiary that is not a Domestic Subsidiary.

“Governmental Authority” shall mean the government of the United States of America, any other nation (including, but not limited to, the United Kingdom) or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” shall mean each Person which may from time to time execute a Guaranty Agreement.

“Guaranty” of a Person shall mean any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.

“Guaranty Agreement” and “Guaranty Agreements” shall have the meaning given in paragraph 3A (ii) hereof.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“IDRB Facilities” shall mean (i) the $7,000,000 Aggregate Principal Amount Variable Rate Industrial Development Revenue Bonds, Series 2002 (Advanced Drainage Systems, Inc. Project) of the Upper Illinois River Valley Development Authority having an outstanding principal balance on the date of this Agreement in the amount of $1,070,000, and (ii) the $9,000,000 Variable Rate Demand Industrial Development Revenue Bonds (Advanced Drainage Systems, Inc. Project), Series 2007, of the New Jersey Economic Development Authority, having an outstanding principal balance on the date of this Agreement in the amount of $4,930,000.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including, for purposes of this definition, trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness, nor any obligations or liabilities relating to Fleet Leases), or (vi) any Guaranty of Indebtedness for borrowed money.

“Initial Purchasers” shall have the meaning given in the address block of this Agreement.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Intercreditor Agreement” shall mean the Amended and Restated Intercreditor and Collateral Agency Agreement dated as of June 12. 2013 by and among the Bank Agent, on behalf of the Banks, the Mexican Bank Agent, the Collateral Agent, the Company and the holder(s) of the Note(s), as amended, supplemented, restated or otherwise modified from time to time.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Company or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Company, any Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Issuance Fee” shall have the meaning given in paragraph 2A(8)(ii) hereof.

“Issuance Period” shall have the meaning given in paragraph 2A(2) hereof.

“Joint Venture” shall mean a joint venture, partnership or other similar arrangement whether in corporate, partnership or other entity; provided that no corporate Subsidiary of any Transaction Party shall be considered to be a Joint Venture other than ADS Mexicana S.A. de C.V. and ADS Corporativo S.A. de C.V. (each of which shall be considered to be a Joint Venture). For the avoidance of doubt, any Subsidiary of a Joint Venture shall be considered to be a Joint Venture.

“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided to the Transaction Parties by any Bank or its Affiliate so long as such Interest Rate Hedge is subject to the terms of the Intercreditor Agreement

“Leverage Ratio” shall mean ratio of consolidated total Indebtedness of the Company and its Subsidiaries (excluding (i) any Indebtedness arising from reimbursement obligations (contingent or otherwise) under standby letters of credit in an aggregate amount not exceeding $10,000,000 and (ii) obligations with respect to interest rate swaps, fuel hedges and other commodity hedging arrangements and related marked-to-market liabilities, but including termination obligations arising by reason of the termination or close out of such interest rate swaps, fuel hedges and other commodity hedge arrangements the value of which being determined as of such time of such termination or close out in accordance with the terms of such agreements) to Consolidated EBITDAE, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Management” shall mean the current officers and directors of the Company (other than directors which are nominated by the Sponsor) that are serving as of June 12, 2013.

“Material Adverse Effect” shall mean a (i) material adverse effect on the business, assets, properties, operations, or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s or any Guarantor’s ability to perform any of its obligations under this Agreement, the Notes or any other Transaction Document or (iii) material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Notes under this Agreement, the Notes or any other Transaction Document.

“Material Indebtedness” shall mean any Indebtedness with any outstanding principal amount of greater than $25,000,000.

“Material Indebtedness Agreement” shall mean any agreement providing for the issuance of any Material Indebtedness, under which any Material Indebtedness is outstanding or evidencing or otherwise relating to any Material Indebtedness, or providing for a commitment to lend to the Company or any Subsidiary amounts greater than $25,000,000 in the aggregate.

“Material Subsidiary” shall mean each Domestic Subsidiary or Canadian Subsidiary of the Company which has total assets in excess of 3% of the consolidated total assets of the Company and its Domestic Subsidiaries and Canadian Subsidiaries; provided that, if the consolidated total assets of all Non-Material Subsidiaries shall exceed 10% of the consolidated total assets of the Company and its Subsidiaries, the Company shall by written notice to Prudential and each holder of a Note designate one or more Non-Material Subsidiaries to be Material Subsidiaries to the extent necessary to cause the total consolidated assets of all Non-Material Subsidiaries to be less than 10% of the consolidated total assets of the Company and its Subsidiaries, in which event such Non-Material Subsidiary so designated shall thereafter be a Material Subsidiary.

“Mexicana Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of June 12, 2013, by and among ADS Mexicana, S.A. de C.V., as borrower, the various financial institutions party thereto, and PNC Bank, National Association, as agent.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.

“Non-Material Subsidiaries” shall mean any Subsidiary that is not a Material Subsidiary.

“Notes” shall have the meaning given in paragraph 1 hereof.

“OFAC” shall have the meaning given in paragraph 8R(i).

“OFAC Listed Person” shall have the meaning given in paragraph 8R(i).

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any of the Banks or Affiliate of the Banks provide any of the following products or services to any of the Transaction Parties or their Subsidiaries: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including overdrafts, controlled disbursement, accounts or services, or (g) foreign currency exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, and (h) commodity swaps, commodity options, forward commodity contracts and any other similar transactions.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Acquisition” shall have the meaning assigned to that term in paragraph 6G.

“Permitted Investments” shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv) money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above; and

(v) Cash Equivalents.

“Permitted Liens” shall mean:

(i) Liens for taxes, assessments, customs duties, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Security interests and other Liens in favor of the Collateral Agent securing the Senior Secured Obligations (as defined in the Intercreditor Agreement) granted pursuant to the Collateral Documents;

(vii) Any Lien existing on June 12, 2013 and described on Schedule 6C, and any renewals or extensions thereof, provided that the principal amount secured thereby is not hereafter or thereafter increased, and no additional assets become subject to such Lien;

(viii) Purchase Money Security Interests (including security interests in connection with capitalized leases); provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $50,000,000 in the aggregate at any one time outstanding (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 6C);

(ix) any interest or title of a lessor or sublessor under any lease and covering only the assets so leased and any interest of non-exclusive licensors under license agreements in the ordinary course of business;

(x) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xi) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, consignments that are not Purchase Money Security Interests and similar arrangements entered into in the ordinary course of business;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Company or such Subsidiary;

(xiii) Liens arising by virtue of any statutory, contractual or common law provision relating to rights of set-off or similar rights relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness;

(xiv) Liens of a collection bank arising under Section 4-210 of the applicable Uniform Commercial Code on items in the course of collection;

(xv) Liens on specific items of inventory or other goods arising under Article 2 of the applicable Uniform Commercial Code in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, in any case covering only goods actually sold;

(xvi) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent permitted hereunder;

(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Transaction Party as the seller of such goods, and Liens incurred on specific items of inventory identified to any contract with the government of the United States in respect of progress payments received by any Transaction Party, in each case as made in the ordinary course of business and consistent with the past practices of such Transaction Party;

(xviii) Intentionally Omitted;

(xix) Liens on real property, improvements to real property and fixtures of Transaction Parties or Material Subsidiaries to secure Indebtedness of such Transaction Party or Material Subsidiary in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(xx) Liens not to exceed $25,000,000 at any one time outstanding on fixed assets acquired or property of a Subsidiary of the Company acquired pursuant to a Permitted Acquisition, excluding a Purchase Money Security Interest which secures a payment obligation to the seller of such assets or Subsidiary; provided however (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person’s becoming a Subsidiary of the Company, as the case may be, (B) such Lien shall not attach or apply to any other property or assets of the Company or such Subsidiary, and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(xxi) Liens not otherwise permitted above in this definition securing Indebtedness in an amount not exceeding $25,000,000 at any time outstanding; and

(xxii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral in a material or adverse manner or, in the aggregate, materially impair the ability of any Transaction Party to perform its obligations hereunder or under the other Transaction Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Transaction Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in paragraph 7A(xiii).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the original obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the only obligors thereon; and (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the holders of the Notes than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Transferee” shall mean, with respect to the holder of beneficial ownership of the Voting Stock of the Company, any person that is (i) a spouse or surviving spouse, descendant or sibling of such holder, any spouse or surviving spouse or descendant of any of these persons, any religious, charitable or educational organization, any trust of which any such holder, or any of these other persons or entities, or any combination thereof, are primary beneficiaries (such holder, any such other person or entity, and each settlor of any such trust, each a “Permitted Beneficiary”), (ii) any Permitted Beneficiary of such holder that is a trust (determined, for this purpose, as if any settlor of the trust was the holder of such voting capital stock as of the date of this Agreement), (iii) the estate of any such holder who is an individual, (iv) any Permitted Beneficiary of any such holder as a beneficiary of such holder’s estate or trust, including without limitation pursuant to applicable will, trust or contract provision or applicable law, (v) in the case of a holder that is a trust, any current or former employee of the Company as a beneficiary of the trust, (vi) in the case of a holder that is a partnership, limited liability company or other entity, any one or more partners, members or other owners of such entity as of the date of this Agreement or to any Permitted Beneficiary of any such partner, member or other owner, or (vii) in the case of the ESOP, any person that receives distribution of shares of Voting Stock from the ESOP as a result of the termination of the ESOP or the retirement of such person; including, in each such case, any such Person that received such Person’s beneficial ownership of the Voting Stock of the Company from such holder prior to the Closing Date.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Pledge Agreement” shall mean the Amended and Restated Pledge Agreement, dated as of June 12, 2013 executed and delivered by each of the Transaction Parties to the Collateral Agent, as the same may be amended, modified, extended or restated from time to time.

“Primary Working Capital Facility” shall mean the Existing Credit Agreement or any credit facility pursuant to which any Primary Working Capital Facility is extended, refinanced or replaced.

“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens of the type described in clauses (i), (iii), (iv), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvii), (xx)and (xxii)(1) and (3) of the definition of Permitted Liens.

“Property” shall mean all types of real, personal, tangible, intangible or mixed property.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any equity interests of the Company have been distributed by means of an effective registration statement under the Securities Act.

“Public Offering” shall mean a public offering of the equity interests of the Company pursuant to an effective registration statement under the Securities Act.

“Purchase Money Security Interest” shall mean Liens (including security interests in connection with capitalized leases) upon tangible personal property securing loans to any Transaction Party or Subsidiary of a Transaction Party or deferred payments by such Transaction Party or Subsidiary for the purchase of such tangible personal property.

“Purchasers” shall mean, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“Put Right” shall mean any right of the holders of the securities issued under the Stock Purchase Documentation to require the Company to purchase such securities.

“Related Investor” shall mean the University of Notre Dame.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, subject to formal investigation or custodially detained, or receives a subpoena or other formal request for information from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances it to the effect that it is reasonably likely that an aspect of its operations are in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event as defined in section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of section 412 of the Internal Revenue Code and of section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with section 412(d) of the Internal Revenue Code.

“Request for Purchase” shall have the meaning given in paragraph 2A(3) hereof.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2A(7) hereof.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of June 12, 2013, executed and delivered by each of the Transaction Parties to the Collateral Agent, as the same may be amended, modified, extended or restated from time to time.

“Senior Secured Obligations” shall have the meaning given in the Intercreditor Agreement.

“Series” shall have the meaning given in paragraph 1 hereof.

“Shelf Notes” shall have the meaning given in paragraph 1 hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be obligated under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“Sponsor” shall mean American Securities LLC or any of its Affiliates (but excluding any operating portfolio companies of the foregoing).

“Stock Purchase Documentation” means all agreements entered into with respect to the Stock Purchase Agreement, including that certain Amended and Restated Stockholders’ Agreement, dated as of August 23, 2010, by and among the Company and those Persons set forth on Schedule I thereto, amending and restating the Stockholders’ Agreement entered into as of June 29, 1988, as the same has been amended from time to time.

“Structuring Fee” shall have the meaning given in paragraph 2A(8)(i) hereof.

“Subsidiary” shall mean, with respect to any Person, at the time of determination, any corporation, trust, partnership, any limited liability company, association, joint venture or other business entity: (i) of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (regardless of any contingency which does or may suspend or dilute the voting rights) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management or policies thereof is at such time owned or controlled, directly or indirectly, by such Person or one or more of such Person’s Subsidiaries or (ii) which is at such time is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries; provided that in determining the percentage of ownership interest of any Person , no ownership interest in the nature of a “qualifying share” of any such corporation, trust, partnership, any limited liability company, association, joint venture or other business entity shall be deemed outstanding; provided further, so long as no Transaction Party owns more than 51.0% of the total voting power of ADS Mexicana S.A. de C.V. or ADS Corporativo, S.A. de C.V., respectively, each such entity shall not constitute a Subsidiary for purposes of this Agreement.”

“Transaction” shall mean the recapitalization transaction which occurred in 2010 pursuant to which (i) existing Indebtedness was refinanced, (ii) Sponsor contributed cash equity in the minimum amount of $300,000,000, (iii) the facilities evidenced by the Existing Credit Agreement, the Existing Mexicana Credit Agreement and this Agreement were made available to Company and (iv) equity interests in the Company were repurchased from Affiliates of the Berkshire Group, the ESOP, management and other shareholders.

“Transaction Documents” shall mean this Agreement, the Notes, each Collateral Document, each Guaranty Agreement, each Confirmation of Guaranty and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transaction Party” shall mean the Company or any Guarantor; provided, however, that Stormtech LLC shall not be a “Transaction Party” for purposes of paragraphs 5 and 6 of the Note Agreement unless and until such time as Stormtech LLC becomes a “Material Subsidiary” as defined in this Agreement.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” shall have the meaning given in paragraph 8R(i) hereof.

“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.

SCHEDULE 6B

EXISTING INDEBTEDNESS

Existing Funded Debt:

(xv)	Indebtedness of the Company and/or any Subsidiary in connection with:

a.	the indebtedness listed in the table below;

b.	the Liens listed on Schedule 6C hereto;

c.	the letters of credit listed below;

Set forth below is a list of certain indebtedness of the Company and/or its Subsidiaries, including the lender thereof, the Company facility to which it relates, as applicable, and, except as otherwise noted below, the outstanding balance as of June __, 2013:

Lender	Security	Facility	Balance
Upper Illinois River Valley
Development Authority
(U.S. Bank Trustee)	Mortgage	Mendota, IL	$1,070,000
New Jersey Economic
Development Authority
(U.S. Bank Trustee)	Mortgage	Logan Twp., NJ	$4,930,000
JPMorgan Chase Bank, N.A.	Mortgage	Hilliard, OH	$3,277,764
PNC Bank, National Association (successor by merger to National City Bank)	Mortgage	New Miami, OH	$844,444.56
Banco Itau, Chile	Guaranty	Chile (Tubos y Plásticos Tigre-ADS de Chile Limitada)	See footnote*

*	Maximum Exposure: $7,000,000 plus 50% of interest and other charges. Guaranty by the Company of 50% of amounts outstanding under note(s) outstanding by indirect 50%-owned Joint Venture to Banco Itau.

LETTERS OF CREDIT

Outstanding Balance as of the Closing Day
Standby or Commercial LOCs
St. Paul Travelers Insurance Co.	$8,155,000
The Hartford Insurance Co.	$100,000
State Health Commissioner (VA)	$100,000
State Health Commissioner (SC)	$100,000
City of Albuquerque (NM)	$50,000

Subtotal	$8,505,000
IDRBs
Upper Illinois River Valley Development Authority	$1,070,000
New Jersey Economic Development Authority	$4,930,000

Subtotal	$6,000,000

SCHEDULE 6C

PERMITTED LIENS

Reference is made to Schedule 6B for a list of the Company’s facilities upon which mortgages exist.

Liens securing the obligations under each of the following:

•	The IDRB Facilities

•	Promissory Note, dated as of February 29, 2008, from Advanced Drainage Systems, Inc. in favor of JPMorgan Chase Bank, N.A. with respect to property related to the premises located at 4640 Trueman Boulevard, Hilliard, Ohio 43026

•	Commercial Term Note, dated as of August 17, 2004, from Advanced Drainage Systems, Inc. in favor of PNC Bank, National Association (successor to National City Bank) with respect to property related to the premises located at 2650 Hamilton-Eaton Road, Hamilton, Ohio 45011

Any Liens or security interests in favor of The Wilmington Trust Company, as Owner Trustee under Trust Agreement dated as of April 3, 2006 (the “Lessor”), relating to that certain leased Cessna Model 560XL aircraft or arising under that certain (i) Aircraft Lease (S/N 560-6103), dated on or about March 30, 2012, between the Lessor and Advanced Drainage Systems, Inc., (ii) that certain Assignment of Purchase Agreement, dated on or about March 30, 2012, among the Lessor, Advanced Drainage Systems, Inc. and Cessna Aircraft Company or (iii) any other documentation related to any of the foregoing documents or to the transactions described therein.

Set forth below is a list of all other liens, none of which secure Funded Debt, except as set forth below:

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2238904 1 Filed 09/17/02 Continued 05/04/07 Continued 06/11/12	D.L. Peterson Trust	In lieu filing from multiple jurisdictions pertaining to specific leased equipment

Advanced Drainage Systems, Inc.	Delaware Secretary of State	4054588 1 Filed 02/26/04 62 amendments to add collateral filed 2/27/04 through 07/19/06 Continued 01/23/09	D.L. Peterson Trust	Specific leased equipment (lift trucks/forklifts)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	6348376 5 Filed 10/09/06 Continued 08/10/11	Chesapeake Funding LLC	Specific leased equipment (forklifts)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2007-1199156 Filed 03/30/07 19 amendments to add collateral filed 03/30/07 through 12/19/08 Continued 01/06/12	Chesapeake Funding LLC	Specific leased equipment (forklifts/lift trucks)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2007-1425312 Filed 04/17/07 4 amendments to add collateral filed 04/20/07 through 05/16/07 Continued 02/13/12	Chesapeake Funding LLC	Specific leased equipment (forklifts)

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2007-4445465 Filed 11/19/07 Continued 10/31/12	LaSalle National Leasing Corporation	Leased Cessna Citation Model 560XL aircraft

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2008-1831955 Filed 05/29/08	COMDOC, Inc.	Leased equipment

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2009-4121445 Filed 12/23/09 17 amendments to add collateral filed 12/28/09 through 04/18/11	Chesapeake Funding LLC	Specific leased equipment (lift trucks/forklifts)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2010-0075642 Filed 01/08/10 Secured Party name change amendment filed 01/22/10	COMDOC, INC.	Specific leased Xerox office equipment

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2010-2255481 Filed 06/29/10	Wells Fargo Bank, N.A.	Specific equipment (Cat walk-behind scrubber – S/N 57077)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2010-2255499 Filed 06/29/10	Wells Fargo Bank, N.A.	Specific equipment (Cat walk-behind scrubber – S/N 56863)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2011 1586489 Filed 04/28/11 6 amendments to add collateral filed 05/11/11 through 04/03/12	Chesapeake Funding LLC	Specific leased equipment

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 0826109 Filed 03/02/12	United Rentals Northwest, Inc.	Specific equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 0939845 Filed 03/12/12	United Rentals (North America), Inc.	Specific equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 1442385 Filed 04/03/12 36 amendments to add collateral filed 05/02/12 through 04/01/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 1442492 Filed 04/03/12	WILMINGTON TRUST COMPANY, NOT IN ITS INDIVIDUAL CAPACITY, BUT SOLELY AS OWNER TRUSTEE UNDER TRUST AGREEMENT DATED AS OF APRIL 3, 2006	Leased Cessna Model 560XL Aircraft, Serial Number 560-6103, two Pratt & Whitney Canada PW545C Engines, one Honeywell Model RE100(XL) Auxiliary Power Unit, all leased pursuant to Aircraft Lease Agreement dated as of 3/30/12

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1170274 Filed 3/20/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1171009 Filed 03/20/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1172403 Filed 03/20/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1180299 Filed 03/27/13	COMDOC, INC.	Specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1226019 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1228221 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1231597 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1244616 Filed 03/21/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1254755 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1254987	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1255026 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1255091 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1256032 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1256057 Filed 03/22/13	Chesapeake Funding LLC	All goods (including equipment and inventory) leased or financed pursuant to Lease Agreement dated 3/31/78, including, but not limited to, specific leased equipment described therein

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2013 1658872 Filed 05/01/13	Oracle Credit Corporation	Hardware and other personal property identified in the Order, specified in Payment Schedule No. 55033 between secured party and debtor which incorporates the terms of the Payment Plan Agreement No. 5063 (server and database computer equipment)

UCC FILINGS FOR WHICH NO DEBT IS OUTSTANDING –

TERMINATIONS IN PROCESS

ENTITY	JURISDICTION	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Advanced Drainage Systems, Inc.	Delaware Secretary of State	31824385 Filed 07/17/03 Continued 04/09/08	General Electric Capital Business Asset Funding Corporation	Blanket filing on property related to the premises in Ludlow, Massachusetts (includes legal description of real property)

Advanced Drainage Systems, Inc.	Delaware Secretary of State	5243200 4 Filed 08/05/05 Continued 04/26/10	Wells Fargo Equipment Finance Inc.	Leased 1995 Cessna Citation Ultra Aircraft

Advanced Drainage Systems, Inc.	Delaware Secretary of State	2012 3711951 Filed 9/26/12	Henry Company LLC	All of buyer’s goods and materials, inventory, instruments, accounts receivable, notes, chattel paper, equipment, general and payment intangibles and choses in action relating to goods sold to buyer

SCHEDULE 8A(1)

LIST OF SUBSIDIARIES

Advanced Drainage Systems, Inc. Subsidiaries

Name	Percent Owned	Jurisdiction	Organization
Advanced Drainage of Ohio, Inc.	100%	Ohio	Corporation
ADS Worldwide, Inc.	100%	Delaware	Corporation
PSA, Inc.	100%	Maine	Corporation
ADS Structures, Inc.	100%	Delaware	Corporation
ADS Ventures, Inc.	100%	Delaware	Corporation
Hancor Holding Corporation	100%	Delaware	Corporation
Spartan Concrete, Inc.	100%	Delaware	Corporation
Sewer Tap, Inc.	100%	Oregon	Corporation
Green Line Polymers, Inc.	100%	Delaware	Corporation
Inlet & Pipe Protection, Inc.	100%	Illinois	Corporation

ADS Worldwide, Inc. Subsidiaries

Name	Percent Owned	Jurisdiction	Organization
ADS International, Inc.	100%	Delaware	Corporation

ADS Ventures, Inc. Subsidiary

Name	Percent Owned	Jurisdiction	Organization
StormTech LLC *	100%	Delaware	Limited Liability Company

Hancor Holding Corporation Subsidiaries

Name	Percent Owned	Jurisdiction	Organization
Hancor of Canada, Inc.	100%	Ontario	Corporation
Hancor, Inc.	100%	Ohio	Corporation

Hancor, Inc. Subsidiaries

Name	Percent Owned	Jurisdiction	Organization
Hancor Leasing Corp.	100%	Ohio	Corporation
Media Plus, Inc.	100%	Ohio	Corporation
Hancor International, Inc.	100%	Delaware	Corporation
Hancor, Inc. (NV)	100%	Nevada	Corporation

*	Guarantor under the Credit Agreement.

SCHEDULE 8G

AGREEMENTS RESTRICTING INDEBTEDNESS

1.	The Credit Agreement.

2.	The Mexicana Credit Agreement.

3.	The ADS Mexicana, S.A. de C.V. Participation Agreement, as amended from time to time.

4.	Advanced Drainage Systems, Inc. Amended and Restated Stockholders’ Agreement, as amended from time to time.

SCHEDULE 8K

The UCC-1 Financing Statements to be filed with the secretaries of state of the following states in order to perfect the security interests created pursuant to the Collateral Documents:

Delaware

SCHEDULE 8Q

COLLATERAL

1. The Company and each Guarantor’s name, jurisdiction of organization and organizational identification number is as follows:

Each entity’s state of organization is as follows:

Entity Name	Jurisdiction of Organization	Organizational Identification Number
Advanced Drainage Systems, Inc.	Delaware	0648730
StormTech LLC	Delaware	3673164

2. The location of the Company’s and each Guarantor’s chief executive office is set forth below:

Entity	Name of City or Location	Mailing Address	County	State
Advanced Drainage Systems, Inc.	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

StormTech LLC	Hilliard, OH	4640 Trueman Blvd., Hilliard, OH 43026	Franklin	OH

3. The following is a list of trade names and service names which are owned or licensed by the Company or any Guarantor:

Trade Names and Service Names — Except as set forth below, the Company and each Subsidiary uses no trade names, service names or fictitious names. Each such entity’s true and full name is as follows:

Entity Name	Other Name(s)
Advanced Drainage Systems, Inc.	ADS (Unregistered Trade Name) ADS, Inc. (Unregistered Trade Name) Century Plastics (Assumed Name) Century Plastics, Inc. (Assumed Name)

StormTech LLC	None